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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-95321
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus Dated January 24, 2000)


                               [LOGO OF VIDAMED]

                        8,740,000 Shares of Common Stock

                 2,090,320 Shares of Common Stock to be Issued
                   Upon the Exercise of Outstanding Warrants

                              ___________________


     This Prospectus Supplement No. 1 supplements the prospectus dated January 24, 2000 relating to the 8,740,000 shares of common stock of VidaMed, Inc. and 2,090,320 shares of common stock of VidaMed, Inc. to be issued upon the exercise of outstanding warrants, that may be offered for sale for the account of several stockholders of VidaMed, their respective donees or pledgees, as stated under the heading "Plan of Distribution" in the original prospectus.

     This Prospectus Supplement No. 1 is being filed to update the table of Selling Stockholders in the original prospectus with respect to a change in beneficial ownership that has occurred since the date of the original prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus. This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the original prospectus.

                              SELLING STOCKHOLDERS

     The table of selling stockholders in the original prospectus lists Medtronic Asset Management, Inc. as the beneficial owner of 6,890,000 shares of VidaMed common stock, all of which were offered for sale pursuant to the original prospectus. On April 26, 2001, Medtronic Asset Management, Inc. made a gift of a warrant to purchase 1,590,000 shares of VidaMed common stock to The Medtronic Foundation. Since the date of the original prospectus, Medtronic Asset Management, Inc. has also purchased additional shares of VidaMed common stock. Accordingly, the table of Selling Stockholders as it relates to the shares of VidaMed common stock listed as held by Medtronic Asset Management, Inc. in the original prospectus is updated through October 15, 2001 and amended to reflect the foregoing as follows:

                                      Shares Beneficially Owned            Shares Beneficially Owned
                                         Before the Offering     Shares       After the Offering
Name of                               -------------------------   Being    -------------------------
Beneficial Owner                         Number   Percentage     Offered    Number      Percentage
------------------------------------  ----------- ------------- ---------  -------    --------------
Medtronic Asset Management, Inc. (1)    6,100,000    17.0%      5,300,000  800,000       2.2%
The Medtronic Foundation (2)........    1,590,000     4.2%      1,590,000        0         0

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(1) Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 24, 2001 and other information known to VidaMed. Medtronic Asset Management, Inc. is a wholly owned subsidiary of Medtronic, Inc. through
    which Medtronic, Inc. holds investments.   Does not include shares
    beneficially owned by Michael D. Ellwein, a director of VidaMed, and Vice President and Chief Development Officer of Medtronic, Inc. or The Medtronic Foundation. Pursuant to the terms of its initial investment in January 2000, Medtronic has the right to designate one person for election to our board of directors, and Mr. Ellwein is Medtronic's designee. The address of Medtronic Asset Management, Inc. is 710 Medtronic Parkway N.E., Minneapolis, Minnesota 55432.

(2) Shares beneficially owned by The Medtronic Foundation represent shares issuable upon exercise of a warrant and do not include any shares beneficially owned Medtronic Asset Management, Inc. The address of The Medtronic Foundation is 710 Medtronic Parkway N.E., Minneapolis, Minnesota 55432.


                              ___________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ___________________


           This Prospectus Supplement No. 1 is dated October 16, 2001

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